UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 1, 2017

Guaranty Bancorp

(Exact name of registrant as specified in its charter)

Delaware	000-51556	41-2150446
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

1331 Seventeenth St., Suite 200 Denver, CO	80202
(Address of principal executive offices)	(Zip Code)

(303) 675-1194
(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 1, 2017, Suzanne Brennan accepted the Company’s Board of Directors’ (the “Board”) offer to appoint her as a director of the Board. In anticipation of Ms. Brennan’s acceptance of the offer to join the Board, the Board had conditionally approved an increase to ten directors. The Board expects to appoint her to a committee at the Board’s next regularly scheduled meeting.

 Ms. Brennan brings extensive risk management, operations, and systems knowledge to the Company’s board.  She has over 35 years of experience in the banking industry.  Ms. Brennan retired from Pacific Western Bank in 2016 after serving most recently as the Executive Vice President, Chief Risk Officer.  Prior to joining Pacific Western Bank in January 2011, Ms. Brennan was Executive Vice President of Operations and Systems at the Company from May 2005 to December 2010. Prior to joining the Company, Ms. Brennan was Executive Vice President, Manager of Systems and Operations for Pacific Western Bank from April 2002 to May 2005. During her career, she has held management and executive level positions in the banking industry, including the Federal Reserve Bank, U.S. Bank (formerly First Bank System), Western Bancorp, the Company and Pacific Western Bank.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GUARANTY BANCORP

By:	/s/ Christopher G. Treece
Name: Christopher G. Treece
Title: Executive Vice President, Chief Financial Officer and Secretary

Date:  January 5, 2017